CUSIP No.   45750W106                                                                                                                                           Page 9 of 9

EXHIBIT 1

Pursuant to Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, each of Daniel L. Goodwin, Inland Funding Corporation and Inland Corporate Holdings Corporation hereby agrees that the Schedule 13D to which this exhibit is attached and any amendments relating thereto to the acquisition or disposition of shares of common stock of Inland Western Retail Real Estate Trust, Inc. is filed jointly on behalf of each of them.

Dated:  November 26, 2007

DANIEL L. GOODWIN		INLAND FUNDING CORPORATION

/s/ Daniel L. Goodwin		By:	/s/ Daniel L. Goodwin
Name: Daniel L. Goodwin
Title: President
INLAND CORPORATE HOLDINGS CORPORATION

By:	/s/ Daniel L. Goodwin
Name: Daniel L. Goodwin
Title: President